Exhibit 10.1

Business Coaching Contract

Terms and Conditions of Service

The Client/coachee:

Company Name	CEN Biotech Inc
Address
Contact numbers
Included collaborators (herein named as MEMBERS)	Bahige (Bill) Chaaban Brian Payne Harold Andre Aubrey de Lavenu Ameen Ferris and the Board of Directors of CEN Biotech.

This agreement, between Diego Felipe Rodríguez Velez (herein named as COACH), Director at CONFIEN SAS, and the above-named CLIENT, will begin on April 2st, 2021, and will continue for a minimum of 12 months.

Upon completion of the initial twelve months, our agreement will convert to a month- to-month basis. The CLIENT and COACH agree to provide one another with two weeks’ notice in the event it is desired to cancel further service.

The payment for all services it has agreed as follows:

(a)	650,000 Shares of CEN Biotech common stock with a 6 month restriction.

The service provided to the CLIENT by the COACH is business coaching, as designed jointly with the CLIENT. Coaching, which is not directive advice, counseling, or therapy, may address overall goals, specific projects, or general conditions in the CLIENT's life or profession. Coaching services may include setting priorities, establishing goals, identifying resources, brainstorming, creating action plans, asking clarifying questions, and providing models, examples, and in-the- moment skills training.

The power of the coaching relationship can only be granted by you, the CLIENT, and you commit to making the relationship powerful. If you see that the coaching is not working as you desire, communicate and take action to return the power to the relationship. A survey after each grouped session will be held as quality control.

Throughout our coaching relationship, the COACH will engage in direct and personal conversations with the CLIENT, which will include asking explicit questions and making requests. The purpose of these interactions is to remind the CLIENT of his/her own intentions, and coach him/her to realize them. For our coaching relationship to achieve the maximum result, the COACH asks that the CLIENT agree to the following:

1.	The CLIENT will be on time to all appointments. If you will be late, notify the COACH in advance. If you will miss an appointment, notify the COACH at least [24] hours in advance.

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2.	For MEMBERS: Be honest and participate fully. Recognize that our sessions are a safe place to look at what you really want, and what it will take to make it happen.

3.	The CLIENT makes a commitment to the action plans you create and do what you have agreed to do. I agree to follow up and perform any assignments or actions set for me.

4.	The CLIENT understand that each coaching session will be between 90- and 120-minutes duration. But under agreement for all participants, it can be longer.

5.	The CLIENT agrees to pay for any additional costs for activity outside of the coaching sessions – details to be by mutual agreement in advance.

6.	The CLIENT understand that all coaching sessions will be conducted by Mr. Diego Felipe Rodriguez Velez and no substitutes will be provided.

7.

The CLIENT understand that the timing of all coaching sessions will be negotiated with the COACH in advance. Where such sessions need to be changed by the coach I will be notified as far in advance as possible and alternative arrangements will be made.

8.	The CLIENT understands that the coaching that is being provided does not substitute for counseling, psychotherapy or any mental health services.

9.	As a MEMBER, I understand and agree that I am fully responsible for my well-being during, and arising from, my coaching sessions, including my choices and decisions.

10.

The CLIENT understand that Coaching is a relationship and consultancy I have with my coach that is designed to facilitate the creation and development of personal, professional or business goals and to develop and carry out strategies and plans for achieving those goals. The focus of coaching is development and implementation of strategies to reach client-identified goals of enhanced performance and personal satisfaction. Coaching may address specific personal projects, life balance, job performance and satisfaction, or general conditions in the client’s life, business, or profession. Coaching utilizes personal strategic planning, values clarification, brainstorming, motivational and other similar techniques.

11.

The MEMBER understands that Coaching is a comprehensive process that may involve all areas of my life, work, finances, health, relationships, education and recreation. I acknowledge that deciding how to handle these issues and implement my choices is exclusively a personal responsibility of each participant.

12.	The CLIENT understands that all information I disclose is to be treated with confidentiality and will not be disclosed to any persons under any circumstances except in the instances where:
a.	a referral is to be made (the coach will seek my permission to speak to this referral source),
b.	the coach is ordered by a court or Government Agency to disclose information (I will be informed in any instance where this occurs),
c.	the coach determines that there is a clear and imminent danger to a MEMBER (the client/coachee) or others.
d.	The CLIENT also understands that three years after the consultancy has ended, the Coach will destroy my records and release them to no other persons.

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13.

The MEMBERS understand that Coaching is not to be used in lieu of professional advice. The MEMBER will seek professional guidance for legal, medical, financial, business, spiritual or other matters. I understand that all decisions in these areas are exclusively of each MEMBER and the MEMBER acknowledge that my decisions and my actions regarding them are my responsibility.

14.	The CLIENT understands if I cease/change Coaching once it has commenced, no refund will be due.

The CLIENT's signature on this agreement, indicates compliance with the above requests and understanding of the services to be provided.

CLIENT:

By:	/s/ Bahige “Bill” Chaaban
Name: Bahige “Bill” Chaaban Title: President and Interim CEO
CEN Biotech Inc.

/s/ Diego Felipe Rodriguez Velez
Name: Diego Felipe Rodriguez Velez Director CONFIEN S.A.S

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